Exhibit 5.1

April 5, 2019

KKR & Co. Inc.
9 West 57th Street, Suite 4200
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-228333) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion relates to the sale from time to time by the selling stockholder referred to in the Prospectus (as defined below) of 3,500,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”).

We have examined the Registration Statement and the prospectus, dated November 9, 2018 (the “Base Prospectus”), as supplemented by the prospectus supplement dated April 5, 2019 relating to the Shares (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on April 5, 2019.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP